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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



         We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the SalesLogix Corporation 1996 Equity Incentive Plan, SalesLogix Corporation 1999 Non-Employee Director Stock Option Plan and SalesLogix Corporation 1999 Employee Stock Purchase Plan of our report dated January 29, 1999, except for Notes 2 and 8, as to which the date is April 30, 1999, with respect to the financial statements of SalesLogix Corporation included in Amendment No. 4 to its Registration Statement (Form S-1) and in the related Prospectus filed with the Securities and Exchange Commission.

         Our audit also included the financial statement schedule of SalesLogix Corporation listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                      /s/ ERNST & YOUNG LLP



Phoenix, Arizona
June 18, 1999